Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective November 18, 2008, the Board of Directors of National Bancshares Corporation and David C. Vernon, President and Chief Executive Officer of National Bancshares Corporation and its subsidiary, First National Bank, have agreed to amend the terms of Mr. Vernon`s November 14, 2006 employment agreement.

The term of the employment period was amended to continue until December 31, 2011 and shall be automatically extended for one year periods thereafter, unless Mr. Vernon receives written notice from the Board of Directors on or before November 30, 2011 that the employment period will end on December 31, 2011.

All provisions of the original employment agreement dated
November 14, 2006, other than the aforementioned amendment, shall remain in full force and effect.